Exhibit 99.1

     GRANITE CONSTRUCTION INCORPORATED ANNOUNCES THIRD QUARTER 2006 RESULTS

    WATSONVILLE, Calif., Oct. 25 /PRNewswire-FirstCall/ -- Granite Construction Incorporated (NYSE: GVA) today announced its results for the third quarter ended September 30, 2006. The Company reported net income for the quarter of $45.7 million, or $1.10 per diluted share. This compares with net income of $40.7 million, or $0.98 per diluted share for the same period last year. For the nine-month period ended September 30, 2006, net income was $77.6 million or $1.87 per diluted share compared with $47.3 million or $1.15 per diluted share for the same period in 2005.

    President and Chief Executive Officer, William G. Dorey said, "Results for the quarter were driven by another record performance from our Branch Division. The division's solid execution in its construction business in addition to strong demand for construction-related materials were key factors in our third quarter performance. Unfortunately, our overall results were negatively impacted by a significant loss from our Heavy Construction Division (HCD).

    "While we are excited about the success in the Branch Division and the record levels of profitability that we are seeing in that business, we are clearly disappointed with the extent of the losses in HCD. While we continue to see potential in our large project work, the ongoing losses in HCD are unacceptable. We are firmly focused on positioning this business to win and will continue to implement the changes necessary to create long-term value for shareholders."

    Operating Results -- Quarter and Year-To-Date

    For the third quarter of 2006, total revenue increased 9.0% to $941.7 million compared with $864.2 million a year ago. Total gross profit as a percent of revenue for the third quarter 2006 decreased to 11.2% compared with 12.7% for the same period last year.

    Other income for the quarter ended September 30, 2006 was positively impacted primarily by interest income which increased $4.4 million to $7.1 million as a result of higher average yield on a higher level of interest bearing investments.

    As a result of the effect of consolidated joint venture losses in HCD, the tax rate recorded for the third quarter ended September 30, 2006 was 41.4% compared with 29.7% a year ago.

    For the nine-month period ended September 30, 2006, revenue for the Company totaled $2.2 billion compared with $2.0 billion for the same period last year. Total gross profit as a percent of revenue for the nine months ended September 30, 2006 decreased slightly to 10.6% compared with 10.9% last year. Operating income for the nine month period increased to $93.0 million compared with $79.1 million for the same period in 2005. Total company backlog at September 30, 2006 decreased to $2.1 billion compared with $2.4 billion a year ago.

    Results by Segment

    HCD revenue for the quarter totaled $286.7 million versus $291.2 million for the same period last year. HCD backlog decreased to $1.2 billion compared with $1.7 billion for the same period last year. Gross margin as a percent of revenue was a loss of 9.4% compared with a profit of 3.6% in the prior period. This decrease reflects a net reduction in gross profit of approximately $39.9 million resulting from changes in estimates of project profitability compared with a net reduction of $10.0 million in the third quarter last year. Largely as a product of these estimate changes in the third quarter 2006, operating loss for HCD totaled $35.2 million compared with operating income of $1.4 million for the same period in 2005.

    For the nine-month period ended September 30, 2006, HCD revenue totaled $838.6 million compared with $769.4 million for the same period last year. Gross margin as a percent of revenue for the nine months ended September 30, 2006 was a loss of 4.9% compared with a profit of 4.2% last year. Operating loss for HCD totaled $66.2 million for the same period compared with operating income of $8.1 million in 2005.

    Branch Division revenue for the quarter totaled $654.1 million, an increase of $83.2 million or 15% over the same period in 2005. Backlog for the Branch Division increased to $884.9 million compared with $674.3 million for the third quarter 2005. Gross profit as a percent of revenue increased for the third quarter 2006 to 20.3% compared with 16.8% for the third quarter 2005 due to record-levels of profitability on our construction work and the sales of our construction materials. Branch Division operating income increased $32.4 million for the quarter to $104.8 million compared with $72.4 million for the third quarter last year.

    For the nine-month period ended September 30, 2006, Branch Division revenue totaled $1.4 billion compared with $1.2 billion for the same period last year. Gross profit as a percent of revenue for the nine months ended September 30, 2006 increased to 19.1% compared with 14.9% last year. Operating income for the division increased to $185.1 million for the same period compared with $101.8 million in 2005.

    Business Outlook

    The Company's earnings guidance for 2006 is in the range of $2.25 to $2.45 per diluted share. The ability to achieve these forecasted results is contingent on a number of factors, including the amount of work the Company is able to complete in the fourth quarter, which can vary significantly due to the onset of winter weather conditions as well as certain HCD projects reaching the Company's profit recognition threshold.

    The preliminary outlook for the Branch Division in 2007 is extremely positive, driven by a record backlog of work going into the year as well as strong margin performance. The public sector market in the West is expected to remain very strong. In particular, the upcoming November election in California includes two initiatives that would help to provide long-term funding for transportation-related projects in the Company's largest revenue- producing state. Pricing for construction materials is also expected to remain robust through 2007. Although the Company is anticipating less demand for its construction services from the private/residential sector, the Company is optimistic about the opportunities in the non-residential, commercial and industrial sectors. The non-residential opportunities, coupled with record levels of public sector funding, may potentially more than offset the decline in private/residential opportunities.

    Revenue and backlog for HCD will likely decrease in 2007 as the Company continues to focus on execution of the existing backlog as well as operational improvements. The Company foresees bidding opportunities for large project work to continue to be robust in 2007 which should help support HCD's strategy of bidding new work selectively with considerably higher levels of profitability.

    Third Quarter Conference Call Information

    As previously announced, the Company will host a conference call on Thursday, October 26, 2006, at 11:00 a.m. Eastern time. Investors and other interested parties may access the call live by dialing (877) 864-2735 in the U.S. and Canada. For international listeners, dial (706) 634-7039. The conference ID number for the call is 1649271. A live Webcast will also be available via the Internet at www.graniteconstruction.com.

    The conference call will be recorded and available for replay approximately two hours after the call through November 3, 2006. In the U.S. and Canada, dial
(800) 642-1687 or (706) 645-9291. The pass code required for the recording is 1649271. An audio archive of the call will also be available on the Company's website.

    Granite, a member of the S&P 400 Midcap Index, the Domini 400 Social Index and the Russell 2000, is one of the nation's largest diversified heavy civil contractors and construction materials producers. Granite Construction serves public and private sector clients through its offices nationwide. For more information about the company, please visit their website at www.graniteconstruction.com.

    This press release contains forward-looking statements, such as statements related to the existence of bidding opportunities and economic conditions on the Company's future results. Additionally, forward-looking statements include statements that can be identified by the use of forward-looking terminology such as "believes," "expects," "appears," "may," "will," "should," "look for," or "anticipates," or the negative thereof or comparable terminology, or by discussions of strategy. All such forward-looking statements are subject to risks and uncertainties that could cause actual results of operations and financial condition and other events to differ materially from those expressed or implied in such forward-looking statements. Specific risk factors include, without limitation, changes in the composition of applicable federal and state legislation appropriation committees; federal and state appropriation changes for infrastructure spending; the general state of the economy; job productivity; accuracy of project estimates; weather conditions; competition and pricing pressures; and state referendums and initiatives. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Granite undertakes no obligation to revise or update publicly any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

    For further information regarding risks and uncertainties associated with Granite's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Quantitative and Qualitative Disclosures About Market Risk" sections of Granite's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Granite's investor relations department at (831) 724-1011 or at Granite's website at www.graniteconstruction.com.

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (Unaudited - In Thousands, Except Per Share Data)

                                                Three Months Ended
                                                  September 30,                      Variance
                                           ----------------------------    ----------------------------
                                               2006            2005           Amount          Percent
                                           ------------    ------------    ------------    ------------
Revenue
   Construction                            $    808,297    $    756,390    $     51,907             6.9
   Material sales                          $    133,375    $    107,772    $     25,603            23.8
        Total revenue                      $    941,672    $    864,162    $     77,510             9.0
Cost of revenue
   Construction                            $    737,281    $    670,178    $    (67,103)          (10.0)
   Material sales                          $     98,459    $     84,283    $    (14,176)          (16.8)
        Total cost of revenue              $    835,740    $    754,461    $    (81,279)          (10.8)
Gross profit                               $    105,932    $    109,701    $     (3,769)           (3.4)
   Gross profit as a percent of revenue            11.2%           12.7%           (1.5)%             -
General and administrative expenses        $     58,560    $     50,149    $     (8,411)          (16.8)
   G&A expenses as a percent of revenue             6.2%            5.8%           (0.4)%             -
Provision for legal judgment               $          0    $          0    $          0               -
Gain on sales of property and equipment    $      1,230    $      2,441    $     (1,211)          (49.6)
Other income (expense)
   Interest income                         $      7,055    $      2,693    $      4,362            ****
   Interest expense                        $     (1,319)   $     (1,734)   $        415            23.9
   Equity in income of affiliates          $        770    $         85    $        685            ****
   Other, net                              $         (8)   $        176    $       (184)           ****
        Total other income                 $      6,498    $      1,220    $      5,278            ****

Income before provision for
 income taxes and minority interest        $     55,100    $     63,213    $     (8,113)          (12.8)
Minority interest                          $     13,421    $     (3,771)   $     17,192            ****
Net income                                 $     45,725    $     40,651    $      5,074            12.5

Net income per share:
   Basic                                   $       1.12    $       1.00    $       0.12            12.0
   Diluted                                 $       1.10    $       0.98    $       0.12            12.2
Weighted average shares of common stock:
   Basic                                         40,923          40,656             267             0.7
   Diluted                                       41,546          41,340             206             0.5

                                                Nine Months Ended
                                                  September 30,                      Variance
                                           ----------------------------    ----------------------------
                                               2006            2005           Amount          Percent
                                           ------------    ------------    ------------    ------------
Revenue
   Construction                            $  1,946,121    $  1,723,231    $    222,890            12.9
   Material sales                          $    303,556    $    238,569    $     64,987            27.2
        Total revenue                      $  2,249,677    $  1,961,800    $    287,877            14.7
Cost of revenue
   Construction                            $  1,779,494    $  1,558,990    $   (220,504)          (14.1)
   Material sales                          $    230,906    $    189,462    $    (41,444)          (21.9)
        Total cost of revenue              $  2,010,400    $  1,748,452    $   (261,948)          (15.0)
Gross profit                               $    239,277    $    213,348    $     25,929            12.2
   Gross profit as a percent of revenue            10.6%           10.9%           (0.3)%             -
General and administrative expenses        $    155,751    $    129,625    $    (26,126)          (20.2)
   G&A expenses as a percent of revenue             6.9%            6.6%           (0.3)%             -
Provision for legal judgment               $          0    $      9,300    $      9,300           100.0
Gain on sales of property and equipment    $      9,517    $      4,656    $      4,861            ****
Other income (expense)
   Interest income                         $     16,732    $      6,820    $      9,912            ****
   Interest expense                        $     (4,105)   $     (5,401)   $      1,296            24.0
   Equity in income of affiliates          $      1,521    $          8    $      1,513            ****
   Other, net                              $      2,700    $       (548)   $      3,248            ****
        Total other income                 $     16,848    $        879    $     15,969            ****

Income before provision for
 income taxes and minority interest        $    109,891    $     79,958    $     29,933            37.4
Minority interest                          $      6,769    $     (9,301)   $     16,070            ****
Net income                                 $     77,592    $     47,338    $     30,254            63.9

Net income per share:
   Basic                                   $       1.90    $       1.17    $       0.73            62.4
   Diluted                                 $       1.87    $       1.15    $       0.72            62.6
Weighted average shares of common stock:
   Basic                                         40,853          40,594             259             0.6
   Diluted                                       41,434          41,192             242             0.6

**** Represents percentages greater than 100%

                        GRANITE CONSTRUCTION INCORPORATED
                          REVENUE AND BACKLOG ANALYSIS
                       (Unaudited - Dollars In Thousands)

                                BY MARKET SECTOR

                                            Revenue
                  ----------------------------------------------------------
                      Three Months Ended
                         September 30,                    Variance
                  ---------------------------   ----------------------------
                      2006           2005          Amount          Percent
                  ------------   ------------   ------------    ------------
Public Sector     $    635,010   $    605,724   $     29,286             4.8
Private Sector         172,374        148,489         23,885            16.1
Aggregate sales        133,375        107,772         25,603            23.8
Other                      913          2,177         (1,264)          (58.1)
                  $    941,672   $    864,162   $     77,510             9.0

                                           Backlog
                  ----------------------------------------------------------
                         September 30,                    Variance
                  ---------------------------   ----------------------------
                      2006           2005          Amount          Percent
                  ------------   ------------   ------------    ------------
Public Sector     $  1,872,944   $  2,115,240   $   (242,296)          (11.5)
Private Sector         247,116        278,504        (31,388)          (11.3)
                  $  2,120,060   $  2,393,744   $   (273,684)          (11.4)

                               BY GEOGRAPHIC AREA

                                           Revenue
                  ----------------------------------------------------------
                      Three Months Ended
                         September 30,                    Variance
                  ---------------------------   ----------------------------
                      2006           2005          Amount          Percent
                  ------------   ------------   ------------    ------------
California        $    407,047   $    341,334   $     65,713            19.3
West (Excl. CA)        310,737        300,176         10,561             3.5
Midwest                 13,596         23,637        (10,041)          (42.5)
Northeast               73,519         85,200        (11,681)          (13.7)
South                  136,773        113,815         22,958            20.2
                  $    941,672   $    864,162   $     77,510             9.0

                                           Backlog
                  ----------------------------------------------------------
                         September 30,                    Variance
                  ---------------------------   ----------------------------
                      2006           2005          Amount          Percent
                  ------------   ------------   ------------    ------------
California        $    610,308   $    567,155   $     43,153             7.6
West (Excl. CA)        609,422        468,261        141,161            30.1
Midwest                  3,805         62,204        (58,399)          (93.9)
Northeast              243,968        555,825       (311,857)          (56.1)
South                  652,557        740,299        (87,742)          (11.9)
                  $  2,120,060   $  2,393,744   $   (273,684)          (11.4)

                        GRANITE CONSTRUCTION INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited - In thousands, except share and per share data)

                                                  September 30,    December 31,
                                                      2006             2005
                                                  -------------   -------------
                    Assets
Current assets
   Cash and cash equivalents                      $     202,382   $     199,881
   Short-term marketable securities                     140,869          68,540
   Accounts receivable, net                             634,548         476,453
   Costs and estimated earnings in excess
    of billings                                          31,199          43,660
   Inventories                                           42,020          33,161
   Real estate held for sale                             50,141          46,889
   Deferred income taxes                                 22,475          22,996
   Equity in construction joint ventures                 37,969          27,408
   Other current assets                                  32,988          57,960

       Total current assets                           1,194,591         976,948

Property and equipment, net                             422,212         397,111

Long-term marketable securities                          45,759          32,960

Investment in affiliates                                 20,564          15,855

Other assets                                             63,656          49,356

             Total assets                         $   1,746,782   $   1,472,230

     Liabilities and Shareholders' Equity

Current liabilities
   Current maturities of long-term debt           $      27,673   $      26,888
   Accounts payable                                     322,537         232,807
   Billings in excess of costs and
    estimated earnings                                  327,272         208,883
   Accrued expenses and other current
    liabilities                                         183,968         140,569

       Total current liabilities                        861,450         609,147

Long-term debt                                           90,151         124,415

Other long-term liabilities                              56,335          46,556

Deferred income taxes                                    37,325          37,325

Minority interest in consolidated subsidiaries           11,840          33,227

Shareholders' equity
   Preferred stock, $0.01 par value, authorized
    3,000,000 shares; none outstanding                        -               -
   Common stock, $0.01 par value, authorized
    100,000,000 shares; issued and outstanding
    41,845,981 shares in 2006 and 41,682,010
    shares in 2005                                          418             417
   Additional paid-in capital                            72,742          80,619
   Retained earnings                                    614,141         549,101
   Accumulated other comprehensive income                 2,380           1,602
   Unearned compensation                                      -         (10,179)

       Total shareholders' equity                       689,681         621,560

             Total liabilities and
              shareholders' equity                $   1,746,782   $   1,472,230

                                       September 30,    December 31,
                                            2006            2005
                                       -------------   -------------
Financial Position
   Working capital                     $     333,141   $     367,801
   Current ratio                                1.39            1.60
   Debt to total capitalization                 0.15            0.20
   Total liabilities to equity ratio            1.53            1.37

SOURCE  Granite Construction Incorporated
    -0-                             10/25/2006
    /CONTACT: Jacque Underdown, Director of Investor Relations of Granite Construction Incorporated, +1-831-761-4741/
    /Web site:  http://www.graniteconstruction.com/